Press Release

SOURCE: Westsphere Asset Corporation, Inc.

Thursday May 19, 2009

PRESS RELEASE

Source: Westsphere Asset Corporation, Inc. (“Westsphere”)

Calgary Alberta, Canada Westsphere Asset Corporation, Inc. today announces that on the 6th day of May 2009 Westsphere incorporated a Nevada Corporation, Westsphere Systems (US) Inc. as a wholly owned subsidiary.

On the 15th of May 2009 the Board of Directors approved the transfer of 100% of the issued and outstanding shares held in its wholly owned subsidiary Westsphere Systems Inc. (“WSI”) to Westsphere wholly owned subsidiary Westsphere Systems (US) Inc.

In furtherance to Westsphere’s press release dated April 9, 2009 the Board of Directors has approved the distribution of 100% of the issued and outstanding shares held in its wholly owned subsidiary Westsphere Systems (US) Inc. in a manner related to  each and all classes of shares of the Corporation to the registered shareholders of Westsphere as of 12:01 am mountain time the 9th day of April 2009 (the “Record Date”) and in accordance with all other rights and obligations as set out in the bylaws of Westsphere.

“Westsphere Systems (US) Inc. was incorporated to respond to representations of our Shareholders at our last annual general meeting, and as announced in our previous press release of April 9, 2009 the Board and I believe it is the time that our shareholders should benefit with the personal ownership of shares of our subsidiaries developed by the Corporation over the past several years.”  said Doug Mac Donald, President and CEO of Westsphere Asset Corporation.  “It is now the appropriate time for this distribution of the assets of the Corporation held in WSI.”

About Westsphere Asset Corporation

Westsphere Asset Corporation, Inc. (WSHE) is a financial holding company in Canada.  Through its wholly owned subsidiaries the Company has established a strong presence in the privately owned Canadian banking sector including Automated Banking Machines (ABM), Point of Sale Machines (POS), Online Computer Banking (OCB) and E-Commerce transaction security and payment.  Westsphere maintains and services an ABM network across Canada and is a full participating member of the Canadian INTERAC Banking System with its Switch Processor Westsphere Systems Inc.

Financial Profile:

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CAPITALIZATION: 75,000,000 COMMON SHARES WITH NO PAR VALUE

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SHARES ISSUED at Record Date

: Voting Common- 591,726

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: Voting Preferred- 1,417,118

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For further details, please refer to WSHE website

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WSHE Symbol OTCBB

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Transfer Agent: Holladay Stock Transfer Inc.

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2939 North 67th Place

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Scottsdale, Arizona 85251

DISCLAIMER

Forward-Looking Statements: This news release contains certain forward-looking statements. All statements, other than statements of historical fact, included herein, are forward looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made, and WSHE does not undertake an obligation to update forward-looking statements should conditions or management's estimates or opinions change.

      2140 Pegasus Way N.E.

     Calgary, Alberta, Canada

     T2E 8M5